Exhibit 99.1

Optimer Pharmaceuticals Reports Preliminary 2012 Gross Product Sales of $74.4 Million

4th Quarter 2012 Gross DIFICID® Sales of $21.3 Million, Up 74.7% Over 4th Quarter 2011 and 14.4% Above the 3rd Quarter of 2012

Optimer Launches DIFICID Co-Pay Assistance Program and Announces Price Increase

Jersey City, NJ — January 7, 2013 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today provided an update on 2012 sales for DIFICID (fidaxomicin) tablets, an antibacterial drug launched in July 2011 for the treatment of Clostridium difficile-associated diarrhea (CDAD) in adults 18 years of age or older in the United States.  Preliminary 2012 gross product sales in the United States and Canada totaled $74.4 million.  Preliminary gross product sales for the fourth quarter of 2012 were $21.3 million in the United States and Canada.

“We ended 2012 experiencing solid growth in fourth quarter DIFICID sales after introducing strategic initiatives to increase patient access to DIFICID and accelerate product adoption.  Treatments shipped increased by over 14% from the third quarter,” said Pedro Lichtinger, President and CEO of Optimer. “We believe the early response to our new strategy is very encouraging. Hospital contracting, among other efforts, appears to be having a positive impact.  We are particularly encouraged by increased DIFICID use in hospitals that our sales force is targeting, and by the number of hospitals that are initiating a review of DIFICID’s formulary position.”

Preliminary 2012 DIFICID Commercial Results

Optimer estimates DIFICID gross sales in the United States and Canada for the three months ended December 31, 2012 were $21.3 million, an increase of over 14.4% versus the prior quarter. For the twelve months ended December 31, 2012, preliminary gross sales increased to $74.4 million from $24.4 million in 2011.  Preliminary gross-to-net for the fourth quarter of 2012 is anticipated to be in the 21.0% to 21.5% range.  Inventory levels at wholesalers remain within the range of 14 to 28 days of demand.

DIFICID Co-Pay Assistance Program

Optimer today announced that it is launching a Co-Pay Assistance Program for commercially insured patients.

•                  Provides up to $200 toward a patient’s out of pocket cost for one prescription of up to 20 tablets per calendar year.  Restrictions and conditions apply, including:

•                  Does not cover refills

•                  Patients that have any part of their prescription paid by any state of federally funded programs, including but not limited to, Medicare, Medicaid, Medigap, Veterans Affairs, Department of Defense, TriCare, or where otherwise prohibited by law, are not eligible

DIFICID Price Increase

Optimer also announced today that it has increased the Wholesale Acquisition Cost of DIFICID effective January 3, 2013 by approximately 5.6%. However, for acute care inpatient hospitals the price increase will be offset through an additional discount, keeping the net price the same. “It is important to note that the announced 25% discount, as well as the additional offsetting discount, is exclusive to acute care inpatient hospitals and is not available to other classes of trade,” Mr. Lichtinger continued.

Important Safety Information for DIFICID

DIFICID is contraindicated in patients with hypersensitivity to fidaxomicin or to any of the excipients in the formulation.  DIFICID should not be used for systemic infections.  Only use DIFICID for infection proven or strongly suspected to be caused by C. difficile.  Prescribing DIFICID in the absence of a proven or strongly suspected C. difficile infection is unlikely to provide benefit to the patient and increases the risk of the development of drug resistant bacteria.  The most common adverse reactions are nausea (11%), vomiting (7%), abdominal pain (6%), gastrointestinal hemorrhage (4%), anemia (2%) and neutropenia (2%).

Please visit www.DIFICID.com or call 855-DIFICID (343-4243) for full prescribing information for DIFICID.

About Optimer Pharmaceuticals

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on developing and commercializing innovative hospital specialty products that have a positive impact on society.  Optimer developed DIFICID® (fidaxomicin) tablets, an FDA-approved macrolide antibacterial drug for the treatment of Clostridium difficile-associated diarrhea (CDAD) in adults 18 years of age and older and is commercializing DIFICID in the US and Canada.  Optimer also received marketing authorization for fidaxomicin tablets in the European Union where its partner, Astellas Pharma Europe, is commercializing fidaxomicin under the trade name DIFICLIR™.  The Company is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward-Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to the implementation and impact of Optimer’s commercialization strategy, expansion and acceleration of DIFICID market penetration, DIFICID sales or market potential, the hospital formulary and patient access status of DIFICID. Words such as “believes,” “would,” “anticipates,” “plans,” “expects,” “may,” “intend,” “will” and similar expressions are intended to identify forward-looking statements.  The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved.  These forward-looking statements are based on management’s expectations on the date of this release.  Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue driving adoption and use of DIFICID, whether healthcare professionals will prescribe DIFICID, whether DIFICID will receive or continue to receive reimbursement coverage from healthcare payers and government agencies, the extent to which DIFICID will be accepted on hospital formularies and potential delays in formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist Pharmaceuticals under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist, the fact that past results may not be predictive of future results of performance, the possibility of alternative means of preventing or treating CDAD impacting adoption and sales of DIFICID, Optimer’s ability, though its third party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law.

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Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, Vice President, Investor Relations and Corporate Communications

(858) 964-3418

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

(619) 849-6005